Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces
4th Quarter and Full Year 2008 Results
and Full Year 2009 Guidance

•	Q408 sales totaled $132.3 million, up 3% from Q407, up 6% on a constant currency basis
•	Q408 gross profit margin was 73.7%, up from 73.2% in Q407
•	Q408 reported net loss was $717,000, or $0.04 per share, including an unrealized, non-cash fair value adjustment of $5.2 million, or $0.30 per share related to an interest rate swap
•	Excluding certain items, adjusted net income was $6.8 million, or $0.40 per share, compared with $3.8 million, or $0.23 per share, in Q407
•
Significant sequential increase in EBITDA, as defined in the Company’s amended credit facility, and debt repayment prior to scheduled maturity result in leverage ratio improvement to 3.4 vs. 4.0 maximum allowed at Dec 31, ‘08

Boston, MA, February 12, 2009– Orthofix International N.V. (NASDAQ:OFIX) (the Company) announced today that total revenue for the fourth quarter ended December 31, 2008 increased 3% over the fourth quarter of 2007, to $132.3 million.  Excluding the unfavorable $4.1 million impact of foreign currency rates on fourth quarter sales, revenue increased 6% on a constant currency basis.

Total revenue for the full year 2008 was $519.7 million, which was an increase of 6% compared with 2007, or 5% on a constant currency basis.

“We were encouraged with the sequential improvement in the operating performance of our spinal implant and biologic business during the fourth quarter.  This improved performance included increased revenue, a higher gross profit margin and lower adjusted operating expenses as a percentage of revenue compared with the third quarter, as a result of recent investments and initiatives in this business unit,” said President and CEO Alan Milinazzo.  “With 74% of our total revenue for 2008 up an average of 15%, we also continued to be pleased with the fourth quarter results of our other core businesses, which performed well throughout the year.”

The reported fourth quarter net loss totaled $717,000, or $0.04 per share.  Excluding certain items summarized in the table below, fourth quarter adjusted net income amounted to $6.8 million, or $0.40 per share. This was a 77% increase compared with adjusted net income of $3.8 million, or $0.23 per share, in the fourth quarter of 2007.

The reported net loss for the full year 2008 was $228.6 million or $13.37 per share.  Excluding certain items, including a $237.7 million non-cash impairment charge, among other items, adjusted net income was $27.0 million, or $1.57 per share for the full year.  A reconciliation of full year adjusted net income is included in the Regulation G Supplemental Information Schedule attached to this release.

Additionally, adjusted net income, excluding specified non-cash items was $9.5 million, or $0.56 per share in the fourth quarter, as indicated in the table below, and $43.5 million, or $2.54 per share for the full year, as indicated in the Regulation G Supplemental Information Schedule attached to this release.

Guidance

In 2009 Orthofix expects to generate between $535 and $545 million of revenue, and expects reported earnings to be $1.38-$1.48 per share.  This earnings estimate includes pretax costs of approximately $5.8 million, or $0.21 per share, associated with strategic initiatives, and $3.3 million, or $0.12 per share, related to the previously announced reorganization and consolidation of Blackstone Medical’s operations.

The Company also provided the following additional full-year 2009 guidance:

•	gross profit margin of 74%-75%,
•	operating profit margin of 11%-12%,
•	depreciation/amortization expense of $22-$24 million, including approximately $8 million of depreciation recorded in cost of sales
•	Consolidated EBITDA of $93-$98 million, as defined in the Company’s amended credit facility previously filed with SEC
•	interest expense of $26-$27 million,
•	stock compensation expense of $5.5-$6.0 million,
•	a tax rate of 33%-35%, and
•	average fully diluted shares outstanding of approximately 17.4 million.

The Company also expects Blackstone Medical to achieve a quarterly operating profit in the fourth quarter of 2009.  The improvement in Blackstone’s operating performance during 2009 is expected to result primarily from:

•	full year revenue growth of 8%-12% as a result of new product introductions, including the Firebird™ pedicle screw system and Trinity® Evolution™, among others;
•
improvement in the gross profit margin to 72%-73% in Q409, resulting from a significantly higher margin in its biologic portfolio due to Trinity®Evolution™ combined with an increase in the portion of total revenues generated from higher margin spinal implants; and

•
a reduction in SG&A expenses as a percentage of revenue to approximately 59%-60% in Q409, as a result of both operating leverage achieved from the expected growth in revenue and the favorable impact of the previously announced reorganization and consolidation at Blackstone expected to be realized in the second half of 2009.

Non-GAAP Performance Measures

The table below presents a reconciliation between fourth quarter net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP performance measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income the items specified in the table.  Additionally, a reconciliation of fourth quarter sports medicine revenue calculated in accordance with GAAP to a non-GAAP performance measure, referred to as “adjusted revenue”, and a reconciliation between fourth quarter net income calculated in accordance with GAAP and the non-GAAP measure referred to as “Consolidated EBITDA” are included in the Regulation G Supplemental Information Schedule attached to this release. Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

Fourth Quarter	Q408		Q407
	($000's)	EPS	($000's)	EPS

Reported GAAP net loss	$(717)	$(0.04)	$(10,515)	$(0.62)

Specified Items:
Unrealized, non-cash loss on interest rate swap	$5,184	$0.30	---	---
Corporate reorganization costs	$913	$0.05	---	---
Foreign exchange (gain)/loss	$1,103	$0.06	$(618)	$(0.04)
Tax benefits	$(3,358)	$(0.20)	---	---
Strategic investments	$3,640	$0.21	$944	$0.06
Non-cash asset impairment charge	---	---	$12,803	$0.76
Management transition costs	---	---	$1,200	$0.07
Adjusted net income	$6,765	$0.40	$3,814	$0.23

Specified non-cash items:
Non-cash BREG amortization	$816	$0.05	$861	$0.05
Non-cash Blackstone amortization	$137	$0.01	$1,796	$0.11
Equity compensation expense (FAS 123R)	$1,793	$0.10	$2,662	$0.16

Adj. net income, excluding specified non-cash items	$9,511	$0.56	$9,133	$0.55

NOTE: Some calculations may be impacted by rounding

Revenue

Total fourth quarter sales in the Company’s spine sector were up 2% year-over-year, at $65.8 million.  Spine stimulation revenue increased 11%, to $37.4 million.  Implant and biologic revenue was $28.2 million, including international revenue.  This was 7% lower than the fourth quarter of 2007, but increased 9% sequentially from the prior quarter.  The year-over-year decrease in implant and biologic revenue was driven by lower revenue from the Company’s implant devices, partially offset by an increase in revenue from biologic products.  The sequential growth in implant and biologic revenue was primarily due to a 23% increase in biologic sales and 9.5% growth in U.S. sales of thoracolumbar implants.

Reported fourth quarter revenue in the Company’s orthopedic business was $32.2 million, which was an increase of 7%, or 16% on a constant currency basis, compared with the prior year.  The reported revenue growth was driven primarily by a 20% increase in sales of Physio-Stim™ bone growth stimulation devices, 35% growth in internal fixation sales, and a 16% increase in revenue from the Company’s deformity correction devices.  Additionally, the Company’s biologic sales, which were not material in the prior year, increased to approximately $1.1 million. This growth was partially offset by a 1% decline in external fixation revenue.

Sports medicine revenue in the fourth quarter grew 6% compared with 2007, to $24.3 million.  However, after adjusting for the sale of the Company’s line of infusion pumps in the first quarter of 2008, revenue increased 11% year-over-year.  Fourth quarter revenue from the Company’s core functional knee bracing products and cold therapy devices grew 13% and 15% year-over-year, respectively.  The strong growth in these core product areas was a reflection of the continued popularity of the Company’s Fusion™ functional knee braces and Kodiak™ cold therapy devices, as well as additional steps taken to enhance the transition to a hybrid sales force.

Gross Margin

The gross profit margin in the fourth quarter of 2008 was 73.7%, compared with 73.2% in the fourth quarter of 2007.  The improvement is primarily due to a revenue mix shift that resulted in a larger portion of total revenue being generated from higher margin products, primarily the Company’s spine stimulation devices.  For the full year, the gross profit margin was 70.7% in 2008 compared with 73.7% in 2007.  The decline in the full-year gross profit margin was due primarily to an $11.5 million inventory reserve recorded in the third quarter of 2008.

Operating Expenses

Fourth quarter sales and marketing (S&M) expenses as a percent of revenue increased 300 basis points year-over-year, to 40.3%.  The higher S&M ratio included the impact of a $1.6 million ($1.1 million net of tax, or $0.06 per share) increase in sales tax expense compared with the fourth quarter of 2007.  The higher sales tax expense was the result of rulings by certain U.S. states regarding the taxability of some Orthofix products, and related to sales that occurred over the past 43 months.

Full year 2008 S&M expenses increased by 170 basis points, to 39.8% of revenue, compared with 2007.  The increase is due primarily to costs incurred in connection with the Company’s potential divestiture of certain orthopedic fixation assets during the first and second quarters of 2008, as well as corporate reorganization expenses incurred in the third quarter.

Fourth quarter general and administrative (G&A) expenses in 2008 decreased by 180 basis points year-over-year, to 16.3% of sales.  G&A expenses in the fourth quarter of 2008 included the impact of approximately $1.4 million ($913,000 net of tax, or $0.05 per share) in corporate reorganization expenses, primarily related to the reorganization and consolidation of the Company’s spinal implant and biologic business.  The year-over-year decrease is primarily attributable to the impact of approximately $1.7 million of employee transition costs and $1.5 million of expenses related to the Company’s strategic initiatives that were included in G&A in the fourth quarter of 2007.

Full year 2008 G&A expenses increased 80 basis points, to 15.7% of revenue, compared with 2007.  The increase is mainly due to costs incurred in connection with the Company’s potential divestiture of certain orthopedic fixation assets during the first and second quarters of 2008, as well as corporate reorganization expenses incurred in the third and fourth quarter.

Research and development (R&D) expenses as a percent of revenue were 8.6% in the fourth quarter of 2008, compared with 4.6% in the prior year.  R&D expenses in the fourth quarter of 2008 included $5.6 million ($3.6 million net of tax, or $0.21 per share) in costs associated with the Company’s collaboration with the Musculoskeletal Transplant Foundation (MTF) on the development and commercialization of Trinity Evolution, a new adult stem cell-based allograft, which continued to progress ahead of schedule.

Full year 2008 R&D costs increased 10 basis points, to 5.9% of revenue, compared with 2007.  The increase is primarily attributable to costs associated with the Company’s collaboration with MTF on the development and commercialization of  Trinity Evolution.

Other Income and Expenses

Fourth quarter net interest expense was $6.0 million, compared with interest expense of approximately $6.5 million in the fourth quarter of the prior year.  The decrease primarily reflects a lower outstanding debt balance compared with the prior year.

During the fourth quarter the Company also incurred an unrealized, non-cash loss of approximately $8.0 million ($5.2 million net of tax, or $0.30 per share) which resulted from changes in the fair value of the Company’s interest rate swap.  Previously, the interest rate swap was designated and accounted for as an effective cash flow hedge, and changes in its value were recorded as part of accumulated other comprehensive income on the balance sheet.  Due to declining interest rates and a LIBOR floor in the Company’s amended credit facility, the effectiveness of the swap was no longer deemed highly effective; therefore cash flow accounting is no longer applied and mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.  The swap continues to provide a hedge against interest expense on the $150 million portion of outstanding debt it covers, should the LIBOR interest rate rise above 3.73%.  The unrealized non-cash impact of this interest rate swap is excluded from EBITDA as defined in accordance with the Company’s amended credit facility.

The Company also incurred a foreign exchange loss of approximately $1.7 million ($1.1 million net of tax, or $0.06 per share) in the fourth quarter primarily due to unrealized, non-cash foreign currency adjustments resulting from a rapid strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are denominated in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies have and will continue to result in foreign exchange gains and losses.

Taxes

The reported tax rate in the fourth quarter of 2008 was a benefit of 89%, which was higher than the Company’s full-year guidance of 33%-34%.  The fourth quarter tax benefit included $1.2 million, or $0.07 per share, resulting from the reversal of a previously recorded FIN 48 tax liability, and $2.2 million, or $0.13 per share, resulting from a favorable geographic mix of pretax gains and losses in certain tax jurisdictions.  Excluding these favorable items, the Company’s fourth quarter tax rate was 35%.

Cash and Liquidity

The total cash balance of $25.6 million at December 30, 2008 compared with $27.0 million at September 30th, and $41.5 million at December 31, 2007.  The reduction of $1.4 million in cash during the fourth quarter included the impact of a previously announced $10 million prepayment of debt.

The Company continues to have a $45 million unused revolving credit facility, and at the end of the 4th quarter was in compliance with the financial covenants contained in its amended credit agreement. Orthofix’s Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $23.1 million in the fourth quarter, which was a significant increase sequentially compared with the third quarter, and was $84.9 million for the full-year 2008.  At the end of the fourth quarter the Company’s leverage ratio, as defined in its amended credit facility, was 3.4, which was below the 4.0 maximum leverage ratio allowed in the amended credit facility.

During 2008 Orthofix repaid $17.0 million against the principal of its senior credit facility, and in total has paid $56.3 million since the inception of the credit facility in September 2006.  Quarterly mandatory payments of approximately $825,000 will continue to be required until September of 2012, after which the remaining principal balance of the loan is required to be paid over the following four quarters beginning in December 2012.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the fourth quarter and full year of 2008, and its guidance for 2009.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 84378131.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 84378131.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, unexpected difficulties meeting covenants contained in our secured bank credit facility  and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

Additional Important Information

Ramius Capital and certain of its affiliates have filed a preliminary proxy statement with the SEC in connection with a special general meeting of shareholders at which Ramius proposes to make changes to the composition of Orthofix’s board of directors.  Orthofix intends to file with the SEC a proxy statement in opposition to Ramius’ proposals.  SHAREHOLDERS ARE URGED TO READ ORTHOFIX’S DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain (when they are available) a free copy of proxy statements filed with the SEC by Orthofix at the SEC’s website at www.sec.gov or by contacting Georgeson, 199 Water Street, 26th Floor, New York, NY 10038 or by calling (212) 440-9800 (bankers and brokers) or toll-free (800) 323-4133 (all others).

Orthofix International N.V. and its directors and certain executive officers are participants in the solicitation of proxies in connection with the special general meeting of shareholders.  The names of such persons are: James F. Gero, Peter J. Hewett, Jerry C. Benjamin, Charles W. Federico, Dr. Guy J. Jordan, Ph.D., Thomas J. Kester, CPA, Alan W. Milinazzo, Maria Sainz, Dr. Walter P. von Wartburg, Kenneth R. Weisshaar, Robert S. Vaters, Michael Simpson, Bradley R. Mason, Raymond C. Kolls, J.D., and Michael M. Finegan.  Information regarding such participants, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, is set forth in Orthofix’s Revocation Solicitation Statement dated January 12, 2009, which may be obtained free of charge at the SEC’s website at www.sec.gov and Orthofix’s website at www.orthofix.com.  More current information regarding such persons, as well as each such person’s respective interests in Orthofix by security holdings or otherwise, will be set forth in the definitive proxy statement materials to be filed with the SEC and distributed to shareholders by Orthofix as described above.

 - Financial tables follow –

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net sales	$132,303	$128,835	$519,675	$490,323
Cost of sales	34,730	34,485	152,014	129,032
Gross profit	97,573	94,350	367,661	361,291

Operating expenses
Sales and marketing	53,261	48,036	206,913	186,984
General and administrative	21,554	23,283	81,806	72,902
Research and development	11,444	5,907	30,844	24,220
Amortization of intangible assets	1,874	4,446	17,094	18,156
Impairment of certain intangible assets	0	20,972	289,523	20,972
Gain on sale of Pain Care® Operations	0	0	(1,570)	0
	88,133	102,644	624,610	323,234

Operating income (loss)	9,440	(8,294)	(256,949)	38,057

Other income (expense)
Interest expense, net	(5,966)	(6,478)	(19,674)	(23,677)
Unrealized non-cash loss on interest rate swap	(7,975)	0	(7,975)	0
Loss on refinancing of senior secured term loan	0	0	(5,735)	0
Other, net	(1,965)	122	(4,702)	355
Other income/(expense), net	(15,906)	(6,356)	(38,086)	(23,322)
Income (loss) before income taxes	(6,466)	(14,650)	(295,035)	14,735
Income tax (expense) benefit	5,749	4,135	66,481	(3,767)
Net income (loss)	$(717)	$(10,515)	$(228,554)	$10,968

Net income per common share - basic	$-0.04	$-0.62	$-13.37	$0.66

Net income per common share - diluted	$-0.04	$-0.62	$-13.37	$0.64

Weighted average number of common shares outstanding - basic

Weighted average number of common shares outstanding - diluted	17,102,141	16,913,322	17,095,416	17,047,587

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$14,594	$25,064
Restricted cash	10,997	16,453
Trade accounts receivable, net	110,721	108,900
Inventory, net	91,185	93,952
Deferred income taxes	17,543	11,373
Prepaid expenses and other current assets	29,609	25,035
Total current assets	274,649	280,777

Investments	2,095	4,427
Property, plant and equipment, net	32,660	33,444
Patents and other intangible assets, net	53,547	230,305
Goodwill	182,581	319,938
Deferred taxes and other long-term assets	15,683	16,773

Total assets	$561,215	$885,664

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$1,907	$8,704
Current portion of long-term debt	3,329	3,343
Trade accounts payable	23,865	24,715
Other current liabilities	45,895	36,544
Total current liabilities	74,996	73,306

Long-term debt	277,533	294,588
Deferred income taxes	4,509	75,908
Other long-term liabilities	2,116	7,922
Total liabilities	359,154	451,724

Shareholders' equity:
Common shares	1,710	1,704
Additional paid-in capital	167,818	157,349
	169,528	159,053
Retained earnings	29,647	258,201
Accumulated other comprehensive income	2,886	16,686
Total shareholders' equity	202,061	433,940

Total liabilities and shareholders' equity	$561,215	$885,664

External net sales by market sector
(In US$ millions)

	Three Months Ended December 31,			Year Ended December 31,
	2008	2007	% Increase	2008	2007	% Increase

Spine	65.8	64.2	2%	252.2	243.2	4%

Orthopedic	32.2	30.0	7%	129.1	111.9	15%

Sports Medicine	24.3	23.0	6%	94.5	87.5	8%

Vascular	4.5	4.6	-2%	17.9	19.9	-10%

Other Products	5.5	7.0	-21%	26.0	27.8	-6%

Total	$132.3	$128.8	3%	$519.7	$490.3	6%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliation pertaining to Adjusted Net Income and Adjusted Net Income, Excluding Specified Non-Cash Items for the 4th quarter of 2008, which is included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

Consolidated EBITDA
($ In thousands)

	Q4 2008	FY 2008

GAAP Net Income (Loss)	$(717)	$(228,554)

Depreciation and Amortization	5,297	31,320
Interest	6,038	20,216
Unrealized non-cash loss on interest rate swap	7,975	7,975
Allowable loss on refinancing of senior secured term loan	-	3,660
Income tax benefit	(5,749)	(66,481)
123R expense	2,758	10,614
Product commercialization investments	5,600	6,100
Impairment charge	-	289,523
Strategic initiatives/relocation charges	-	6,327
Other non-cash charges	1,887	4,170

Consolidated EBITDA	$23,089	$84,870

NOTE: For the definition of Consolidated EBITDA please refer to a copy of the credit agreement, dated September 22, 2006, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 27, 2006, and a copy of the first amendment to the credit agreement, dated September 29, 2008, which was filed as Exhibit 10.1 to Orthofix's current report on Form 8-K filed on September 29, 2008.  These documents can be found at the SEC's website at www.sec.gov

Reconciliation of Non-GAAP Performance Measures
Full Year 2008	FY2008
	($000's)	EPS

Reported GAAP net loss	$(228,554)	$(13.37)

Specified Items:
Asset impairment & inventory charge	$237,689	$13.90
Unrealized, non-cash loss on swap	$5,184	$0.30
Foreign exchange loss	$1,772	$0.10
Credit agreement amendment costs	$3,579	$0.21
Strategic initiatives	$7,866	$0.46
Tax adjustments	$(3,358)	$(0.20)
Reorganization/consolidation costs	$2,785	$0.16
Adjusted net income	$26,963	$1.57

Specified non-cash items:
Non-cash BREG & Blackstone amortization	$9,917	$0.58
Equity compensation expense (FAS 123R)	$6,620	$0.39

Adj. net income, excluding specified non-cash items	$43,500	$2.54

NOTE: Some calculations may be impacted by rounding

Reconciliation of Sports Medicine GAAP Q4 revenue
to adjusted revenue

	Q408	Q407

Sports medicine reported revenue	$24,316	$22,985
Pain therapy	$(104)	$(1,087)

Adjusted Q4 revenue	$24,212	$21,898	10.57% growth

NOTE: the pain therapy business was sold in March of 2008.

Section 2

Description of Full Year 2008 Specified Items

•
Unrealized, non-cash loss on interest rate swap- resulted from changes in the fair value of the Company’s interest rate swap.  Previously, the interest rate swap was accounted for as a cash flow hedge, and changes in its value were reported as part of accumulated other comprehensive income on the Company’s balance sheet.  Due to declining interest rates and a LIBOR floor in the amended credit facility, the effectiveness of the swap was impaired; therefore, cash flow accounting is no longer applied and mark-to-market adjustments are required to be reported in quarterly earnings through the expiration of the swap in June 2011.

•	Strategic investment- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF.
•
Foreign exchange (gain)/loss- due to unrealized, non-cash translation adjustments resulting from a rapid strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company.
•	Corporate reorganization costs - costs associated with corporate level reorganizations within the Company, primarily related to Blackstone.
•
Tax benefits- tax benefits resulting from the reversal of a previously recorded tax liability related to accounting standard FIN 48, and a favorable geographic mix of pretax gains and losses in certain tax jurisdictions.

•
Asset impairment and inventory charge- an impairment charge related to certain intangible assets recorded in connection with the acquisition of Blackstone Medical, Inc., and a reserve against inventory at Blackstone.

Description of Full Year 2008 Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•	Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.
•	Equity Compensation Expense - equity compensation expense related to FAS 123R, net of tax.

Description of Fourth Quarter 2008 and 2007 Specified Items

•
Unrealized, non-cash loss on interest rate swap- resulted from changes in the fair value of the Company’s interest rate swap.  Previously, the interest rate swap was accounted for as a cash flow hedge, and changes in its value were not reported in earnings.  Due to declining interest rates, the effectiveness of the swap was impaired; therefore, cash flow accounting is no longer applied and mark-to-market adjustments are required to be reported in quarterly earnings.

•	Strategic Initiatives- costs related to the Company’s strategic initiatives, primarily those related to agreements with MTF and Intelligent Implant Systems.
•
Foreign exchange (gain)/loss- due to unrealized, non-cash translation adjustments resulting from a rapid strengthening of the U.S. dollar against various foreign currencies.  A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•
Tax benefits- tax benefits resulting from the reversal of a previously recorded tax liability related to accounting standard FIN 48, and a favorable geographic mix of pretax gains and losses in certain tax jurisdictions.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company.
•	Asset impairment- an impairment charge related to certain intangible assets recorded in connection with the acquisition of Blackstone Medical, Inc.
•	Management transition costs- costs associated with employee transitions, including the Company’s appointment of a new Chief Financial Officer.

Description of Fourth Quarter 2008 and 2007 Specified Non-Cash Items

•	Non-cash BREG and Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG and Blackstone Medical, net of tax.
•	Equity Compensation Expense - equity compensation expense related to FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures, referred to as “adjusted net income”, “adjusted net income, excluding additional specified non-cash items”, and “EBITDA” (earnings before interest, taxes, depreciation and amortization) to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  For example, the impairment charge and the inventory reserve the Company took in the third quarter, and the ongoing amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the Company’s non-GAAP measures.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.